Exhibit 99.1

MAXIMUS Board Authorizes $150 Million Expansion of Share Repurchase Program

RESTON, Va.--(BUSINESS WIRE)--June 23, 2014--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, announced today that its Board of Directors has authorized a $150 million increase to its share repurchase program.

In 2011, the MAXIMUS Board of Directors authorized the repurchase of up to an aggregate of $125.0 million of the Company’s common stock, of which $43.7 million remained available at June 18, 2014.

Under the authorization, the Company may also repurchase shares with the proceeds from stock option exercises. MAXIMUS will purchase shares opportunistically at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions. Repurchased shares will be held in treasury and used for general corporate purposes such as issuance under employee stock plans.

Richard A. Montoni, President and Chief Executive Officer of MAXIMUS, commented, “Our solid financial position gives us the ability to continue repurchasing our shares. This most recent increase to the authorization demonstrates our ongoing commitment to deploy capital, while maintaining the financial flexibility needed to continue to invest and grow the business.”

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 11,000 employees worldwide. For more information, visit www.maximus.com.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com